Exhibit 99.1

Coherus BioSciences Announces Closing of Initial Public Offering and Exercise of

Underwriters’ Option to Purchase Additional Shares

Redwood City, California – November 12, 2014 – Coherus BioSciences, Inc. announced today the closing of its initial public offering of 6,803,702 shares of its common stock at a public offering price of $13.50 per share, before underwriting discounts, commissions and estimated expenses, which includes the purchase of 507,402 shares of Coherus common stock by the underwriters upon partial exercise of their option to purchase additional shares. All of the shares of common stock are being offered by Coherus. The Company’s common stock is listed on The NASDAQ Global Market under the ticker symbol “CHRS”. Coherus estimates net proceeds from the offering to be approximately $81.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC acted as joint book-running managers and Cowen and Company, LLC acted as lead manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 6, 2014. The offering was made only by means of a prospectus, copies of which may be obtained by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Coherus BioSciences, Inc.

Coherus is a late-stage biologics platform company focused on the global biosimilar market. Headquartered in the San Francisco Bay Area and composed of a team of industry veterans with decades of experience in pioneering biologics companies, our goal is to become a global leader in the biosimilar market by leveraging our team’s collective expertise in key areas such as process science, analytical characterization, protein production and clinical-regulatory development. Our commercialization partnerships include global pharmaceutical companies in Europe, Asia and Latin America.

Biosimilars are intended for use in place of existing, branded biologics to treat a range of chronic and often life-threatening diseases, with the potential to reduce costs and expand patient access.

Contact Info:

Jean-Frédéric Viret, Ph.D.

Chief Financial Officer

Coherus BioSciences, Inc.

jviret@coherus.com

1 (800) 794-5434